Exhibit 10.27
STOCK OPTION AGREEMENT
     THIS STOCK OPTION AGREEMENT is made and entered into as of the grant date set forth on the participant website (the “Website”) of the stock option administrator of Wilmington Trust Corporation, a Delaware corporation (the “Corporation”), between the Corporation and the staff member identified on the Website (the “Staff Member”).
BACKGROUND
     A. The Corporation has determined that its interests will be advanced by providing an incentive to the Staff Member to acquire a proprietary interest in the Corporation and, as a stockholder, to share in its success, with added incentive to work effectively for and in the Corporation’s interests.
     B. Unless otherwise provided herein, capitalized terms used herein shall have the meanings given to them in the Corporation’s 2009 Long-Term Incentive Plan (the “Plan”).
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant. Subject to the provisions of the Plan, the Staff Member hereby is granted, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (the “Option”) to purchase up to the number of full shares of the Corporation’s common stock set forth on the Website for the Staff Member for this grant date, which may be authorized but unissued shares or previously issued shares that the Corporation has re-acquired and holds in its treasury. The Option shall be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the number of shares so reflected on the Website and a non-qualified stock option with respect to the number of shares so reflected on the Website.
     2. Price. The purchase price of each of the shares described in Paragraph 1 above shall be the grant price set forth on the Website.
     3. When Exercisable. The Option may not be exercised prior to the later of (a) three years from the date hereof or (b) the earliest date upon which such exercise is no longer prohibited for the Staff Member under the CPP Rules (as that term is defined in Section 10 below). Thereafter, and from time to time, the Staff Member may exercise the Option, in whole or in part, at any time within a period of ten years after the date hereof, subject to earlier termination as provided in Paragraph 6 below.
     4. How Exercisable. The Staff Member may exercise the Option by completing the option exercise process established by the Corporation’s stock option administrator specifying the number of shares to be acquired. That information shall be accompanied either by (a) a check in full payment of the Option price per share, (b) delivery of full shares of the Corporation’s common stock duly owned by the Staff Member (and for which the Staff Member has good title, free and clear of any liens or encumbrances) and having a Market Value Per Share on the date of exercise equal to the Option price of the shares being acquired (which may include shares to be issued in connection with the exercise of the Option, subject to such rules as the Committee deems appropriate), (c) any combination of cash and such shares equal in value to the exercise price, or (d) delivery of other consideration that the Committee deems appropriate (including payment in accordance with a cashless exercise program under which, if the Staff Member so instructs, shares may be issued directly to the Staff Member’s broker or dealer upon receipt of the full exercise price from the broker or dealer). Until that payment, the Staff Member shall have no rights in the stock being acquired.
     The Staff Member acknowledges that all shares acquired by him or her pursuant hereto are and will be acquired for investment only and not for distribution. The Staff Member shall provide the Corporation with a written representation, signed by him or her, to that effect upon request.
     5. Transfer. The Option is not transferable by the Staff Member otherwise than by will or pursuant to the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended.
     6. Termination of Option.
     a. If the Staff Member’s employment is terminated for any reason other than retirement, death, or disability, whether by resignation or discharge, the Option shall expire effective as of the date that employment is terminated.
     b. In the case of the Staff Member’s death, the Option shall expire in accordance with the terms and conditions of the Plan.
     c. If the Staff Member’s employment terminates due to disability, the Option shall, at the Staff Member’s election, vest immediately if not already vested, and shall be exercisable until the earlier of the expiration date of the Option or three years after the date of the disability. If the Staff Member has died before then, the Option shall be exercisable only by the person or persons to whom the Staff Member’s rights under the Option passed under the Staff Member’s will or by the laws of descent and distribution.
     d. To the extent permitted under the CPP Rules, if the Staff Member’s employment terminates due to the Staff Member’s Normal Retirement or Other Retirement, the Option shall, if not already vested, vest pro rata determined by multiplying the number of shares subject to the Option by a fraction, the numerator of which is the number of full months between the Date of Grant to the date of termination of service and the denominator of which is 36. For example, if 100 options were awarded on February 1 and would by their terms vest in three years, and the Staff Member retires on December 5 of the first year, then 28 shares would vest automatically upon the Staff Member’s retirement (100 shares times (10 full months of service divided by 36), or 27.8 rounded to the nearest whole share), and the Option for the remaining shares shall expire.
          Otherwise, the Option shall expire upon the Staff Member’s retirement.
     e. Notwithstanding anything to the contrary in this Section 6, to the extent permitted under the CPP rules, in the event of a Change in Control and termination of the Staff Member’s employment by the Corporation or any of its subsidiaries or a material diminution of the Staff Member’s duties, in either case within two years following that Change in Control, the Option shall vest immediately if not already vested, and all Options shall be exercisable until 120 days after the date of such termination or diminution of duties or, if earlier, until the Option’s scheduled expiration date.
          Otherwise, the Option shall expire upon the termination of the Staff Member’s employment or the material diminution of his or her duties, as the case may be.

     7. Plan Provisions Control Award Terms; Modifications. The Option is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated by reference herein. If any provision hereof conflicts with any provision of the Plan as constituted on the Date of Grant, the terms of the Plan shall control. The Option shall not be modified after the Date of Grant except by written agreement between the Corporation and the Staff Member; provided, however, that such modification shall (a) not be inconsistent with the Plan, (b) not amend the terms of Section 10 below and (c) be approved by the Committee.
     In all other respects, all questions relating to the validity, interpretation, construction, and enforcement hereof shall be governed by Delaware law.
     8. Taxes. The Corporation shall be entitled to withhold (or secure payment from the Staff Member in lieu of withholding) the amount of any withholding or other tax required to be withheld or paid by the Corporation by law with respect to any shares issuable hereunder, or upon a disqualifying disposition of shares received pursuant to the exercise of the portion of the Option, if any, which is an incentive stock option under Section 422 of the Code. The Corporation may defer issuance of shares upon the exercise of the Option unless the Corporation is indemnified to its satisfaction against any liability for any such tax. The amount of that withholding or tax payment shall be determined by the Committee or its delegate. The Staff Member may satisfy his or her tax withholding obligation by: (a) paying cash to the Corporation and/or (b) delivering to the Corporation a number of shares of the Corporation’s stock or withholding from the Option, at the appropriate time, a number of shares, in either case sufficient, based upon the Market Value Per Share of those shares, to satisfy those tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish rules and procedures relating to any such withholding methods it deems necessary or appropriate (including, without limitation, rules and procedures relating to elections to have shares withheld upon exercise of the Option) to meet those withholding obligations.
     9. Continuation in Employment. Nothing herein shall be deemed to confer on the Staff Member any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or any of its subsidiaries to terminate his or her employment at any time.
     10. Limitations. Notwithstanding any provision herein to the contrary, the Staff Member’s rights and the Corporation’s obligations hereunder shall be limited to the extent that the Corporation is required to comply with (a) federal and state law and (b) the requirements of participants in the United States Department of the Treasury’s Capital Purchase Program (“CPP”), including, without limitation, the requirements of 12 U.S.C. § 5221 and 31 C.F.R. Part 30 (those requirements, collectively, the “CPP Rules”). Requirements under the CPP Rules include, without limitation, restrictions on “golden parachute payments” (as that term is defined in the CPP Rules). The Staff Member acknowledges that the CPP Rules may require modification of the terms of this Agreement.
     IN WITNESS WHEREOF, by the Corporation’s delivery hereof and the Staff Member’s acceptance hereof by selecting “Agree” and clicking “Submit” on the Website, the parties have entered into this Stock Option Agreement as of the date hereof.

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